Kodiak Energy, Inc. Announces Voluntary Delisting from TSX Venture Exchange

CALGARY, ALBERTA -- (MARKETWIRE) – November 4, 2009 -- Kodiak Energy, Inc. (OTCBB: KDKN.OB and TSX-V: KDK) ("Kodiak" or the "Corporation) announces that it has voluntarily requested the TSX Venture Exchange (TSX-V) delist Kodiak’s common shares from trading on the TSX-V.  The TSX-V’s policies allow for a period of ten days before delisting to facilitate settlement of trades and to allow shareholders to sell to willing purchasers.  The TSX-V will issue an Exchange Bulletin ten days prior to the voluntary delisting.  This voluntary delisting request is not pursuant to any order or communication from the TSX-V.

Kodiak's common shares are currently quoted for trading on the OTC Bulletin Board (OTCBB) in the United States under the symbol KDKN and it will continue to maintain this quotation status and Canadian shareholders will be able to continue to trade through their brokers on that market.

The Corporation’s board of directors approved the voluntary delisting from the TSX Venture Exchange after weighing the required expenses and multi-jurisdictional filings to maintain a dual listing of the company's securities against the perceived shareholder benefit accrued from trading on different platforms.  Since the Corporation’s TSX-V listing effective December 24, 2007 to market close on October 30, 2009, liquidity analysis revealed an average daily trading volume of 270,413 shares on the OTCBB and 14,022 on the TSX-V for the period.  A TSX-V listing and maintenance requires an annual fee plus additional costs for transactions relating to financings, agreements and forms review, processing fees, etc.  In comparison, there are no fees for issuers quoted on the OTCBB.  The Corporation does not expect the anticipated voluntary delisting from the TSX-V will have any impact on the day-to-day operations of the company.

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for more than 3,300 securities.  There are no fees for issuers quoted on the OTCBB.  Even though the OTCBB data is disseminated as part of the Nasdaq Level 1/Last Sale ServiceSM, it is separate and distinct from the Nasdaq Stock MarketSM.  The OTCBB securities are traded by a community of market makers who enter quotes and trade reports through a computer network, of which information is publicly available on various stock trading websites.  The Financial Industry Regulatory Authority (FINRA) is the largest independent regulator for securities firms in the United States and is responsible for establishing rules governing its broker/dealer members, including OTCBB subscribing members, on conduct, qualification standards, examinations, investigations, violations, and investor and member inquiries.  To maintain quotation eligibility, Kodiak Energy, Inc. is required to file periodic financial information with the U.S. Securities and Exchange Commission (SEC).  All the Corporation’s filings are located under the “Kodiak Energy, Inc.” profile on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system through the U.S. SEC website at http://www.sec.gov.  In addition, Kodiak is Sarbanes Oxley (SOX) compliant, is a fully reporting accelerated filer, and adheres to the security laws, rules, regulations and filing requirements of the U.S. SEC.

Additional information regarding the OTCBB can be found at www.otcbb.com.  Shareholders should contact their broker for more information about executing trades in common stock on the OTCBB.

About Kodiak:  Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.  Our main prospect is located in the northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta.  Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
Wm (Bill) S. Tighe
President and CEO
Kodiak Energy, Inc.
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.kodiakpetroleum.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.